Jerrold J. Pellizzon	Phil Bourdillon/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421	(310) 208-2550

Ceradyne Board Approves Regular Quarterly Dividend

Costa Mesa, Calif. — May 17, 2012 — Ceradyne, Inc. (Nasdaq: CRDN) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.15 per common share, payable June 19, 2012 to shareholders of record as of the close of business on June 5, 2012. This dividend follows the first cash dividend paid to shareholders in the company’s history on March 20, 2012.

Joel P. Moskowitz, Ceradyne’s chairman, chief executive officer and president commented: “We are very pleased to pay our second quarterly dividend. Although the Board of Directors will review our dividend payout each quarter, it is our intent that the Ceradyne dividend will be a regular quarterly event.”

About Ceradyne, Inc.
Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, energy, automotive/diesel and commercial applications.

In many high performance applications, products made of advanced technical ceramics meet specifications that similar products made of metals, plastics or traditional ceramics cannot achieve. Advanced technical ceramics can withstand extremely high temperatures, combine hardness with light weight, are highly resistant to corrosion and wear, and often have excellent electrical capabilities, special electronic properties and low friction characteristics. Additional information can be found at the Company’s web site: www.ceradyne.com.

Forward-Looking Statements
Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and its quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date thereof.

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